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                                                                      EXHIBIT 10

                                                        Effective August 1, 1994


                THE AMENDED AND RESTATED BANKAMERICA CORPORATION
                    RETIREMENT PLAN FOR NONOFFICER DIRECTORS


          1.  Purpose and Effective Date.  The purpose of the BankAmerica
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Corporation Retirement Plan for Nonofficer Directors is to promote the interests of BankAmerica Corporation and its shareholders by providing retirement benefits to nonofficer directors of BankAmerica Corporation in order to encourage their continued service on the Board of Directors of BankAmerica Corporation.

          The Plan was effective August 7, 1989. The Plan was amended March 2, 1992 and August 1, 1994.

          2.  Definitions.  The following terms shall have the meanings set
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forth below, if capitalized:

              (a) "Annual Retainer" means (i) for Eligible Directors whose Retirement occurred prior to August 1, 1994, the current annual retainer paid to Board members for service on the Board as adjusted from time to time; (ii) for Eligible Directors whose Retirement occurs on or after August 1, 1994, the annual retainer paid to Board members for service on the Board as in effect at the time of the Eligible Director's Retirement. In either case, the definition does not include any additional amount paid for service on a Board committee or as Board committee chairman or any amount specifically paid for attendance at Board or at Board committee Meetings.

              (b)  "Board" means the Board of Directors of BankAmerica
Corporation.

              (c) "Eligible Director" means a member of the Board (including an advisory director) who is not, and has not been, an officer of BankAmerica Corporation or any of its subsidiaries while serving on the Board or during the ten years prior to election to the Board. In order to be eligible, a director must also be a member of the Board on or after the effective date of the Plan.

              (d) "Plan" means the BankAmerica Corporation Retirement Plan for Nonofficer Directors, as amended from time to time.

              (e) "Retirement" occurs when an Eligible Director (i) does not stand for reelection because of the Board's mandatory retirement policy after serving on the Board for sixty months or more; (ii) ceases to be a member of the Board after serving on the Board for 120 or more months.

          3.  Retirement Payments.  Upon his or her Retirement, an Eligible
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Director shall be paid each quarter an amount equal to one-fourth of the Annual
Retainer. The initial payment shall be made as of the last day of the calendar quarter in which Retirement occurs and the payments shall continue each quarter thereafter for a period equal to the number of years of service by the Eligible Director on the Board prior to Retirement, not to
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exceed ten years. If an Eligible Director dies after completing the service requirement for Retirement, but prior to receiving all retirement payments, any remaining payments shall be made to such deceased director's surviving spouse. If the deceased director has no surviving spouse, no further payments shall be made.

          4.  Disability.  If an Eligible Director ceases to serve on the Board
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as a result of disability, the Board in its sole discretion, may waive the minimum service requirements or permit the commencement of retirement benefits prior to age 65.

          5.  Gross Misconduct.  If an Eligible Director ceases to serve on the
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Board as a result of gross misconduct, as determined by the Board in its sole discretion, any retirement benefits payable under the Plan to such Eligible Director shall be immediately and irrevocably cancelled.

          6.  Amendment and Termination.  The Board reserves the right to amend,
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suspend or terminate this Plan at any time. However no such amendment, suspension or termination shall adversely affect retirement payments to be made to an Eligible Director who retires prior to such amendment, suspension or termination.

          7.  Prohibition or Alienation.  No director shall have the right to
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alienate, assign, encumber, hypothecate, or pledge his or her interest in any payments to be made under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest shall be void. BankAmerica Corporation shall have the right to set off against retirement payments under the Plan any amounts due and owing from the Eligible Director to BankAmerica Corporation and its subsidiaries or affiliates, to the extent permitted by law.

          8.  Unfunded Plan.  The Plan is unfunded and BankAmerica Corporation
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shall not be required to physically segregate any cash or establish any separate account or accounts to fund any retirement payment to be made under the Plan.

          9.  Entire Plan.  This document is a complete statement of the Plan
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and as of its effective date supersedes all prior plans, proposals, representations, promises, inducements, written or oral, relating to its subject matter. BankAmerica Corporation shall not be bound by or liable to-any director for any representation, promise, or inducement made by any person which is not embodied in this document or in any authorized written amendment to the Plan.

          10.  Applicable Law.  The Plan will be construed and enforced in
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accordance with the laws of California.